Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FISCAL 2023 SECOND QUARTER RESULTS

Consolidated Sales Increase 9% in the Second Quarter to $61.8 Million Compared with $56.6 Million in Fiscal 2022, Sales Grow 11% for the First Half of Fiscal 2023

All Access Pass Subscription and Subscription Services Sales in the Second Quarter Grow 11% to $35.4 Million, Increase 22% for the Latest 12 Months

Education Division Revenues Grow 28% in the Second Quarter over Fiscal 2022

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 22% to $145.8 Million Compared with February 28, 2022

New $50.0 Million Share Buyback Plan Approved by the Board of Directors

New Expanded Credit Facility Closed Subsequent to Quarter End

Company Affirms Earnings Guidance for Fiscal 2023

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its second quarter of fiscal 2023, which ended on February 28, 2023.

Introduction

The Company’s second quarter fiscal 2023 financial performance was highlighted by the following key metrics:

▪

The Company’s consolidated sales for the quarter ended February 28, 2023 increased 9% to $61.8 million compared with $56.6 million in the second quarter of fiscal 2022.  On a constant currency basis, the Company’s sales increased 11% to $62.7 million.  For the rolling four quarters ended February 28, 2023, the Company’s consolidated sales increased 12%, or $30.6 million, to $276.1 million compared with $245.5 million in the corresponding period ended February 28, 2022.  The Company’s sales for the second quarter increased primarily due to strong subscription and subscription services sales, including the following:

o	All Access Pass subscription and subscription services sales grew 11% to $35.4 million in the second quarter and grew 22% to $154.4 million for the rolling four quarters ended February 28, 2023.
o

Education Division revenues grew 28% on the strength of increased consulting, coaching, and training days delivered during the quarter, increased Symposium conference events, and increased Leader in Me subscription revenues.  The Education Division continued its momentum generated in fiscal 2022, during which it added a record 739 new Leader in Me schools.

o

Total Company deferred revenue at February 28, 2023 was $90.9 million.  The sum of billed subscription and unbilled deferred subscription revenue at February 28, 2023 grew 22% to $145.8 million, compared with February 28, 2022.

▪

On the strength of increased sales and continued strong gross margins, gross profit for the second quarter of fiscal 2023 increased 7%, or $3.1 million, to $47.2 million compared with $44.1 million in the prior year.  Rolling four quarter gross profit increased 10% to $210.2 million, compared with $190.9 million for the four quarters ended February 28, 2022.
▪

Operating income for the second quarter of fiscal 2023 was $2.8 million compared with $3.5 million in the second quarter of fiscal 2022, reflecting investments in client facing personnel and the expanded use of stock-based compensation awards to attract and retain key associates.  Rolling four quarter income from operations increased 45%, or $7.3 million, to $23.8 million compared with $16.5 million for the four quarters ended February 28, 2022.

▪

Adjusted EBITDA for the second quarter of fiscal 2023 increased 2% to $8.2 million compared with $8.0 million in fiscal 2022, and was $8.4 million in constant currency.  Rolling four-quarter Adjusted EBITDA increased 18% to $43.9 million compared with $37.1 million in the corresponding period of the prior year.

▪

With $55.1 million of cash and $15 million available on its revolving line of credit, the Company’s liquidity totaled more than $70 million at February 28, 2023, even after purchasing $3.8 million of its common stock on the open market during the second quarter.  Subsequent to the end of the quarter, the Company expanded its revolving line of credit to $62.5 million.

Paul Walker, President and Chief Executive Officer, commented, “Despite the current challenging economic environment, we are pleased with the demonstrated durability of our business model and our second quarter results, which featured continued revenue growth, a strong gross margin, and growth in Adjusted EBITDA over the prior year.  Our consolidated sales for the second quarter increased 9% over the prior year (11% in constant currency), our gross margin remained strong at 76.4%, and our Adjusted EBITDA increased to $8.2 million.  Our liquidity remained strong with $55.1 million of cash and with our full revolving credit facility undrawn.  We achieved these results despite the challenging economic conditions, a slower-than-expected rebound of post-COVID operations in China and Japan, and the impact of $1.0 million of unfavorable foreign exchange on our second quarter sales.”

Walker continued, “Four key elements of our strategy and business model were designed to establish durability across various economic cycles.  First, the challenges and opportunities that we help our clients address are mission critical, especially in tough economic environments.  These must-win challenges and opportunities require the collective action of large numbers of people, and our offerings are designed to address these challenges.  Second, the effectiveness of our solutions in helping clients successfully address these challenges builds strong relationships.  Our offerings include best-in-class content, powerful technology which enables us to deliver our content with impact and at scale, and metrics that our clients can use to evaluate the impact of our solutions in moving behavior.  As our clients find success in addressing their challenges, we build strategic relationships that can allow us to become ‘partners for life.’  Third, the diversity of our client bases, geographic footprint, and international business model provide a strong foundation for future growth.  We are not overly reliant on any one client or market segment and we serve clients in virtually all markets around the world.  And lastly, is the strength of our subscription business model.  We believe the subscription model provides a high lifetime customer value and recurring revenue stream that provides enduring growth potential.  These factors were key to our strong second quarter and early fiscal 2023 performance, and will continue to be important to our growth in future periods.”

Second Quarter Financial Overview

The following is a summary of financial results for the second quarter of fiscal 2023:

▪

Net Sales:  Consolidated sales for the quarter ended February 28, 2023 increased 9% to $61.8 million, compared with $56.6 million in the second quarter of fiscal 2022.  Excluding the unfavorable impact of foreign exchange rates during the quarter, the Company’s sales increased 11%.  The Company continues to be pleased with the performance of the All Access Pass and Leader in Me subscription-based services, which drove continued growth during the second quarter of fiscal 2023.  For the second quarter of fiscal 2023, Enterprise Division sales grew 6%, or $2.5 million, to $46.6 million compared with $44.1 million in the prior year, despite unfavorable foreign exchange rates, a 30% decrease in sales through the Company’s office in China, and a 3% decrease in sales from Japan, which were primarily due to lingering pandemic-related issues.  Excluding the impact of foreign exchange rates, Enterprise Division sales increased 8% compared with the prior year.  AAP subscription and subscription services sales increased 11% to $35.4 million, and increased 22% for the latest 12 months.  International licensee revenues continue to improve and increased 13% compared with the prior year, despite the impact of foreign exchange rates, and the ongoing impact of various geopolitical difficulties around the world.  Education Division sales grew 28%, or $3.1 million, to $14.2 million compared with $11.1 million in fiscal 2022.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the quarter, increased Symposium conference revenues, and increased Leader in Me subscription revenue compared with the prior year.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At February 28, 2023, the Company had $145.8 million of billed and unbilled deferred subscription revenue, a 22%, or $26.5 million increase over the balance at

February 28, 2022.  This total includes $76.1 million of deferred subscription revenue on the balance sheet, an 8%, or $5.8 million increase compared with deferred subscription revenue at February 28, 2022.  At February 28, 2023, the Company had $69.7 million of unbilled deferred subscription revenue, a 42%, or $20.7 million increase over the $49.0 million of unbilled deferred revenue at February 28, 2022.  Unbilled deferred subscription revenue represents business (typically multi-year contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit for the second quarter of fiscal 2023 increased 7% to $47.2 million, compared with $44.1 million in fiscal 2022.  The Company’s gross margin for the quarter ended February 28, 2023 remained strong at 76.4% compared with 77.9% in fiscal 2022, and was impacted by costs from Symposium conferences, which are essentially break-even events, and changes in the overall mix of services and products sold during the quarter.

▪

Operating Expenses:  The Company’s operating expenses for the quarter ended February 28, 2023 increased $3.8 million compared with the second quarter of fiscal 2022, which was due to a $4.3 million increase in selling, general, and administrative (SG&A) expenses.  The Company’s SG&A expenses increased primarily due to additional associate costs resulting from investments in new client-facing personnel and increased salaries; increased commissions on higher sales; increased stock-based compensation expense; and increased travel expense.  Over the past 12 months the Company has invested in new associates for a variety of primarily client-facing roles, including sales and sales-related personnel, Leader in Me coaches, and implementation specialists.  At February 28, 2023, the Company had 289 client partners compared with 265 client partners at February 28, 2022.  The Company believes these investments will provide a strong return in future periods.  The increase in stock-based compensation is due to the timing of the fiscal 2022 Long-Term Incentive Plan award, which occurred in February 2022 rather than in October 2021 (normal timing), and increased use of equity-based compensation awards to attract and retain key personnel.

▪

Operating Income:  The Company’s income from operations for the quarter ended February 28, 2023 was $2.8 million, compared with $3.5 million in the second quarter of fiscal 2022, reflecting the factors noted above.

▪

Net Income:  As a result of the factors noted above, the Company’s net income for the second quarter of fiscal 2023 was $1.7 million, or $0.12 per diluted share, compared with $1.9 million, or $0.13 per diluted share, in the second quarter of fiscal 2022.

▪

Adjusted EBITDA:  Adjusted EBITDA for the quarter ended February 28, 2023 improved 2% to $8.2 million compared with $8.0 million in fiscal 2022, reflecting increased sales and continued strong gross margins.  In constant currency, Adjusted EBITDA increased to $8.4 million in the second quarter of fiscal 2023.

▪

Liquidity and Financial Position:  The Company’s liquidity and financial position remained strong with more than $70 million of liquidity at February 28, 2023, which was comprised of $55.1 million of cash at February 28, 2023, and no borrowings on its $15.0 million line of credit, compared with $60.5 million of cash with no borrowings on its line of credit at August 31, 2022.

Fiscal 2023 Year-to-Date Financial Results

Consolidated revenue for the first two quarters of fiscal 2023 increased 11%, or $13.3 million, to $131.1 million compared with $117.9 million in the first half of fiscal 2022.  Increased sales in the first half of fiscal 2023 were primarily due to continued strong sales of subscription and subscription-related services, including the All Access Pass in the Enterprise Division and the Leader in Me membership in the Education Division.  Enterprise Division sales for the first two quarters of fiscal 2023 increased 8%, or $7.8 million, to $100.0 million compared with $92.2 million in the first two quarters of the prior year.  In constant currency, Enterprise Division sales increased 12% compared with the first two quarters of fiscal 2022.  AAP subscription and subscription services sales increased 15% to $75.0 million compared with $65.2 million in the prior year.  For the two quarters ended February 28, 2023, sales increased in each of the Company’s foreign direct offices, except China and Japan, which decreased 18% and 4%, primarily due to lingering post-COVID issues.  Excluding China and Japan, international direct office sales improved 10% over the first two quarters of fiscal 2022.  International licensee revenues continue to improve and increased 11% compared with the prior year on the strength of increased royalty revenues.  Education Division sales grew 25%, or $5.8 million, to $28.5 million compared with $22.8 million in the first half of fiscal 2022.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the year, increased recognition of previously deferred revenue related to Leader in Me subscriptions, and increased Symposium conference revenues.  Gross profit for the first two quarters of fiscal 2023 increased 9%, or $8.2 million, to $100.0 million compared with $91.7 million in the first half of fiscal 2022.  Gross margin for the two quarters ended February 28, 2023 remained strong at 76.2% of sales compared with 77.8% in the first two quarters of fiscal 2022.

Operating expenses for the two quarters ended February 28, 2023 increased $8.1 million compared with the first two quarters of fiscal 2022, due to an $8.9 million increase in SG&A expenses.  SG&A expenses increased primarily due to additional associate costs resulting from investments in new client-facing personnel and increased salaries; increased commissions on higher sales; and increased stock-based compensation expense.  The Company’s income from operations through February 28, 2023 improved to $9.2 million compared with $9.1 million in fiscal 2022.  Adjusted EBITDA for the first two quarters of fiscal 2022 increased 9%, or $1.7 million, to $19.7 million, compared with $18.0 million in the first half of fiscal 2022.  In constant currency, Adjusted EBITDA for the first two quarters of fiscal 2023 increased 15% compared with fiscal 2022.  The Company’s net income for the two quarters ended February 28, 2023 increased 13% to $6.4 million, or $0.44 per diluted share, compared with $5.7 million, or $0.40 per diluted share, for the two quarters ended February 28, 2022.

Board-Authorized Share Repurchase Plan

On February 14, 2023, the Company’s Board of Directors approved a new plan to repurchase up to $50.0 million of its outstanding common stock.  The previously existing common stock repurchase plan was canceled and the new common share repurchase plan does not have an expiration date.  The actual timing, number, and value of common shares repurchased under this board-approved plan will be determined at the Company’s discretion and will depend on a number of factors, including, among others, general market and business conditions, the trading price of common shares, and applicable legal requirements.  The Company has no obligation to repurchase any common shares under the authorization, and the repurchase plan may be suspended, discontinued, or modified at any time for any reason.  The Company purchased $3.4 million of its common stock during the second quarter pursuant to this newly approved plan.

New Credit Agreement

On March 27, 2023, the Company entered into a new credit agreement (the 2023 Credit Agreement) with Key Bank, N.A., which replaced the Company’s previous credit agreement (the 2019 Credit Agreement).  The 2023 Credit Agreement provides up to $70.0 million in total credit, of which $7.5 million will be used to replace the outstanding term loan balance from the 2019 Credit Agreement, which provided a $15.0 million revolving credit facility.  The remaining $62.5 million available on the 2023 Credit Agreement may be utilized as a revolving line of credit or for future term loans.  Principal payments on the term loans will consist of quarterly payments totaling $1.25 million that are due and payable on the last day of each March, June, September, and December ($5.0 million per year) until the term loan obligation is repaid.  These payment provisions on the term loans are essentially the same as under the 2019 Credit Agreement.

The 2023 Credit Agreement matures on March 27, 2028 and interest on all borrowings under the 2023 Credit Agreement is due and payable on the last day of each month.  The interest rate for borrowings on the 2023 Credit Agreement is based on the Secured Overnight Financing Rate (SOFR) and is a tiered structure that varies according to the ratio of Funded Debt to Adjusted EBITDA.  The Company believes the 2023 Credit Agreement gives the Company increased financial flexibility and will provide the necessary funds to support growth and working capital needs over the next several years.

Fiscal 2023 Guidance and Outlook

Driven by the continued strategic strength and durability of its All Access Pass and Leader in Me membership subscriptions, which have resulted in accelerated growth over the past years, and performance through the first two quarters of fiscal 2023, the Company affirms its previously announced guidance that Adjusted EBITDA for fiscal 2023 will increase to between $47 million and $49 million in constant currency, compared with the $42.2 million in Adjusted EBITDA achieved in fiscal 2022.  The Company expects to achieve this growth even after continuing to make: 1) increased investments to add new client partners, other client-facing personnel, and investments in the Company’s delivery portals and content; 2) absorbing potentially challenging macroeconomic circumstances; and 3) the potential for ongoing disruptions in China and Japan resulting from the lingering effects of the COVID-19 pandemic and economic conditions in these countries.  The Company remains confident in the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth across recent years and which are expected to drive continued growth in the future.

Earnings Conference Call

On Wednesday, March 29, 2023, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the second quarter of fiscal 2023.  Interested persons may access a live audio webcast on the Company’s website at https://ir.franklincovey.com, or may participate via telephone by registering at https://register.vevent.com/register/BIe5bffad3cb2746f6bc262198e6453b00.  Once registered, participants will have the option of: 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; expectations regarding the economic recovery from the COVID-19 pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; impacts from global economic and supply chain disruptions; market acceptance of new products or services, including new AAP portal upgrades; inflation; the ability to achieve sustainable growth in future periods; the future benefits from the 2023 Credit Agreement; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.  The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in over 160 countries and territories.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022

Net sales	$61,756	$56,599	$131,125	$117,859
Cost of sales	14,546	12,485	31,173	26,146
Gross profit	47,210	44,114	99,952	91,713

Selling, general, and administrative	42,338	38,061	86,350	77,405
Depreciation	951	1,190	2,196	2,470
Amortization	1,093	1,346	2,185	2,776
Income from operations	2,828	3,517	9,221	9,062
Interest expense, net	(47)	(411)	(377)	(842)
Income before income taxes	2,781	3,106	8,844	8,220
Income tax provision	(1,042)	(1,228)	(2,438)	(2,530)
Net income	$1,739	$1,878	$6,406	$5,690

Net income per common share:
Basic	$0.13	$0.13	$0.46	$0.40
Diluted	0.12	0.13	0.44	0.40

Weighted average common shares:
Basic	13,900	14,312	13,888	14,279
Diluted	14,533	14,333	14,520	14,323

Other data:
Adjusted EBITDA(1)	$8,187	$8,042	$19,659	$17,974

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted EBITDA:
Net income	$1,739	$1,878	$6,406	$5,690
Adjustments:
Interest expense, net	47	411	377	842
Income tax provision	1,042	1,228	2,438	2,530
Amortization	1,093	1,346	2,185	2,776
Depreciation	951	1,190	2,196	2,470
Stock-based compensation	3,315	1,969	6,050	3,618
Increase in the fair value of contingent
consideration liabilities	-	20	7	48
Adjusted EBITDA	$8,187	$8,042	$19,659	$17,974

Adjusted EBITDA margin	13.3%	14.2%	15.0%	15.3%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022
Sales by Division/Segment:
Enterprise Division:
Direct offices	$43,646	$41,502	$93,812	$86,621
International licensees	2,935	2,588	6,213	5,586
	46,581	44,090	100,025	92,207
Education Division	14,198	11,066	28,549	22,763
Corporate and other	977	1,443	2,551	2,889
Consolidated	$61,756	$56,599	$131,125	$117,859

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$35,854	$33,948	$75,775	$70,150
International licensees	2,659	2,304	5,635	5,005
	38,513	36,252	81,410	75,155
Education Division	8,392	7,098	17,568	14,959
Corporate and other	305	764	974	1,599
Consolidated	$47,210	$44,114	$99,952	$91,713

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$9,641	$8,732	$20,890	$18,686
International licensees	1,541	1,444	3,372	3,115
	11,182	10,176	24,262	21,801
Education Division	(622)	(324)	(341)	(89)
Corporate and other	(2,373)	(1,810)	(4,262)	(3,738)
Consolidated	$8,187	$8,042	$19,659	$17,974

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 28,	August 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$55,121	$60,517
Accounts receivable, less allowance for
doubtful accounts of $4,116 and $4,492	53,729	72,561
Inventories	3,468	3,527
Prepaid expenses and other current assets	18,532	19,278
Total current assets	130,850	155,883

Property and equipment, net	9,853	9,798
Intangible assets, net	42,651	44,833
Goodwill	31,220	31,220
Deferred income tax assets	3,555	4,686
Other long-term assets	15,956	12,735
	$234,085	$259,155

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,835
Current portion of financing obligation	3,365	3,199
Accounts payable	8,488	10,864
Deferred subscription revenue	74,089	85,543
Other deferred revenue	14,619	14,150
Accrued liabilities	18,654	34,205
Total current liabilities	125,050	153,796

Notes payable, less current portion	4,823	7,268
Financing obligation, less current portion	6,233	7,962
Other liabilities	6,419	7,116
Deferred income tax liabilities	199	199
Total liabilities	142,724	176,341

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	225,643	220,246
Retained earnings	88,427	82,021
Accumulated other comprehensive loss	(526)	(542)
Treasury stock at cost, 13,216 and 13,203 shares	(223,536)	(220,264)
Total shareholders' equity	91,361	82,814
	$234,085	$259,155